Exhibit (p)(11)

CROSSINGBRIDGE ADVISORS, LLC – 12/11/18

CODE OF ETHICS

I.	INTRODUCTION

CrossingBridge has a fiduciary duty to its Advisory Clients, which requires individuals associated with CrossingBridge to act for the benefit of Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of CrossingBridge’s fiduciary obligations to its Advisory Clients and CrossingBridge’s desire to maintain its high ethical standards, CrossingBridge has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by CrossingBridge or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client. This Code of Ethics is intended to meet the requirements of Rules 17j-1 of the Investment Company Act and 204A-1 of the Investment Advisers Act.

We recognize that CrossingBridge’s Access Persons may wish to engage in personal securities transactions which CrossingBridge needs to balance with their Advisory Clients interests. Consequentially this Code of Ethics has been adopted to address real or apparent conflicts and potential violation of security laws among Advisory Clients, CrossingBridge and its Access Persons. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable) of CrossingBridge. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for CrossingBridge and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

II.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary;

(5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

As provided in Section IV.A.(1) below, upon receipt of this Compliance Manual, each Access Person will be required to provide a comprehensive list of all Personal Accounts to CrossingBridge’s Chief Compliance Officer. Periodically, the CCO will confirm the Personal Accounts with each Access Person.

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party and, in either case, does not have investment discretion over the trust securities or participates in the selection of which securities are bought or sold for the trust..

(1)	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)	Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of CrossingBridge, (i) makes or participates in the making of investment recommendations for CrossingBridge’s clients, or (ii) obtains information on recommended investments for CrossingBridge’s Advisory Clients prior to such investments.

(3)	Client Accounts. A client account includes any account managed by CrossingBridge for which CrossingBridge receives compensation.

C.	BLACKOUT PERIODS. While an Access Person may trade in the same securities as are traded for CrossingBridge’s clients, generally no trade in such securities may be executed:

(1)	Within 30 days after a trade that is executed for an CrossingBridge client account; or

(2)	During a period in which CrossingBridge is trying to increase or decrease its position in any security held by a CrossingBridge client’s account.

(3)	However, Access Persons may trade in the same securities on the same day as CrossingBridge clients if the trades occur simultaneously or within an aggregated trade ticket. This applies to new positions, increasing positions, decreasing position or closing positions.

(4)	Further Access Persons may trade in the same securities on the same day as CrossingBridge clients should Access Persons transaction price be deemed less favorable than the clients (e.g. Client sells XYZ Stock @ $40 a share, Access Person may sell on the same day XYZ stock at a price lower than $40 a share). This applies to new positions, increasing positions, decreasing position or closing positions.

(5)	Passive securities transactions such as continuing automatic securities trading plans, continuing dividend reinvestment plans, stock splits, non-cash stock distributions, and security calls are not subject to blackout periods and pre-clearance.

For purposes of clarity, the trade date itself will be included when calculating the thirty 30 days. The Chief Compliance Officer may grant an exception to the blackout period in certain situations.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

B.	Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Chief Compliance Officer/Chief Financial Officer and/or Portfolio Manager before engaging in the following transactions in his or her Personal Account:

(a)	all transactions in Reportable Securities and

(b)	investments in Initial Public Offerings or in Limited Offerings.

Personal securities transactions by the CCO must be approved by David K. Sherman. The preferred method of a request for pre-clearance should be made by sending an email to the Chief Compliance Officer and/or David K. Sherman for request of approval of the trade. All email requests and approvals will be archived. A request must provide the following information:

1.	the subject line should contain the statement “Request for PA Trade” or similar language;

2.	name of the issuer;

3.	type of transaction (buy, sell, etc.);

4.	quantity/principal amount of securities; and

5.	account number and broker.

Any approval given under this paragraph will generally remain in effect for only that day unless otherwise specified and documented.

C.	Exceptions from the Pre-Clearance Requirement

Transactions in a “managed account(s)” - i.e., where investment discretion has been delegated to an independent trustee(s) or third party investment adviser – do not have to be pre-cleared provided you have not, during the reporting period:

1.	exercised any direct influence or control over the investments or transaction in such managed account(s);

2.	suggested that the trustee or third-party investment adviser make any particular purchases or sales of securities;

3.	directed the trustee or third-party investment adviser to make any particular purchases or sales of securities; or

4.	consulted with the trustee or third-party investment adviser as to the particular allocation of investments to be made.

Employees who wish to avail themselves of this exception from the reporting requirements must fill out the Brokerage Report Quarterly Certification and Non-Discretionary Certification (attached to this Code of Ethics as Exhibit F-4) at the time they initially open a non-discretionary managed account and again on an annual basis.

IV.	REPORTING REQUIREMENTS

A.	All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V. below) the following reports:

(1)	Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)	Must disclose all of the Access Person’s current Reportable Securities holdings with the following content for each Reportable Security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

•	title and type of Reportable Security;

•	ticker symbol or CUSIP number (as applicable);

•	number of shares;

•	principal amount of each Reportable Security.

(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account (specifically excluded our cash accounts such as checking and/or savings). The letter attached to this Code of Ethics as Exhibit F-3 must be completed and provided to the Chief Compliance Officer.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	Access Persons should use the form of Initial Holdings Report contained in Exhibit F-1 to this Code of Ethics or a brokerage statement.

(2)	Quarterly Transactions Report –If duplicate copies of all of an employee’s account statements are not provided by brokers or other financial institutions an employee must then submit a Quarterly Transactions Report (which is attached to the Code of Ethics as Exhibit F-5) to the CCO within thirty (30) days after each calendar quarter. Such reports must cover all transactions in Reportable Securities in any Personal Account during the relevant quarter. The report must include the following: trade date and transaction type, name of security, nature of transaction, interest rate and maturity date, price at which transaction was effected, number of securities and the name of broker.

(3)	Annual Holdings Report – Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12-month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit F-2 to this Code of Ethics.

(4)	Quarterly Confirmation Report – Access persons must confirm quarterly that no new accounts have been opened or existing accounts have been closed in addition to the duplicate account statements/confirmations currently received. See Exhibit F-4 for the form of certification.

(5)	Exception from Reporting Requirements - As permitted by Rules 204A-1 of the Investment Advisers Act and 17j-1 of the Investment Company Act and as an alternative to the reports cited in (2) above, Access Persons may have their brokers send duplicate copies of all trade confirmations and monthly account statements to the Chief Compliance Officer. The statements are to be received within 30 days of each quarter end. See Exhibit F-3 for the form of instruction letter to be sent to brokers. Note: Access Persons must continue to send Quarterly Confirmation Reports as required in (4) above.

B.	Definition of Reportable Security – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by CrossingBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CrossingBridge;

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by CrossingBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CrossingBridge.

NOTE: All ETFs whether organized as open-end management investment companies or as unit investment trusts are considered Reportable Securities and require pre-clearance of transactions.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the reporting requirements of Section IV of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

A.	No Initial or Annual Holdings Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and CrossingBridge’s Compliance Manual (including Section XVI. of the Compliance Manual and the Insider Trading Procedures), Access Persons should note that CrossingBridge has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of CrossingBridge. Notwithstanding the foregoing, Access Persons and CrossingBridge may provide such information to persons or entities providing services to CrossingBridge, Advisory Clients or the Funds where such information is required to effectively provide the services in question. Examples of such are:

•	brokers;

•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by CrossingBridge, please see the Chief Compliance Officer.

VII.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of CrossingBridge.

B.	Review of Transactions. Each Access Person's transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by CrossingBridge for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of CrossingBridge.

The CCO will review the PA Trades of Access Persons at least quarterly. The Compliance Officer will review the PA Trades of the CCO at least quarterly.

C.	Reconciliation of Accounts. The Chief Compliance Officer or designee will review the personal brokerage account statements and/or confirmations as received and reference the pre-clearance request log from the appropriate period to reconcile any transactions to confirm compliance with the Code of Ethics. The statements and confirmations will then be retained for records.

D.	Sanctions. The executive management of CrossingBridge, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors).

VIII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.